UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WESTELL TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION

WESTELL TECHNOLOGIES, INC.
750 North Commons Drive
Aurora, Illinois 60504
(630) 898-2500
Notice of Special Meeting of Stockholders
[•], 2017
Dear Stockholders:
A Special Meeting of Stockholders of Westell Technologies, Inc. (the "Company") will be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois 60504, on [•], 2017 at 10:00 a.m. Central Time for the following purposes:

1.
To approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Proposed Amendment") to effect a reverse stock split of our Class A Common Stock and Class B Common Stock whereby, each outstanding four (4) shares of the Company's Class A Common Stock and Class B Common Stock, respectively, would be combined into and become one (1) share of the Company's Class A Common Stock or Class B Common Stock, as applicable, and grant authorization to the Board of Directors to determine, in its discretion, whether to implement the Proposed Amendment, including its specific timing, (the "Proposal"); and

2.	To transact such other business as may properly come before the Special Meeting or at any adjournments or postponements thereof.
The Board of Directors has fixed the close of business on [•], 2017, as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting.
Please note that we currently anticipate that if the reverse stock split is approved by stockholders, such reverse stock split would be implemented as soon as practicable thereafter, unless the stock price rebounds and this reverse stock split is no longer needed to maintain our NASDAQ listing. It is the Company's intent to stay listed on NASDAQ.
Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. The instructions to vote are also available at www.proxyvote.com. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.
By Order of the Board of Directors
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary
[•], 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2017: THE WESTELL TECHNOLOGIES, INC. PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS IS AVAILABLE AT www.proxyvote.com.

PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION
WESTELL TECHNOLOGIES, INC.
750 North Commons Drive
Aurora, Illinois 60504
___________

Proxy Statement for Special Meeting of Stockholders
to be held [•], 2017
___________

To the Stockholders of
WESTELL TECHNOLOGIES, INC.:
This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Westell Technologies, Inc. ("Westell" or the "Company") of proxies for the Special Meeting of Stockholders to be held in the basement at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois 60504, on [•], 2017, at 10:00 a.m. Central Time for the purpose of considering and acting upon the matters specified in the Notice of Special Meeting of Stockholders accompanying this Proxy Statement. As permitted by Securities and Exchange Commission rules, the Company is making this Proxy Statement available to its stockholders electronically via the Internet. On or about [•], 2017, we expect to mail to our stockholders a Notice containing instructions on how to access this Proxy Statement and vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
You may vote in person at the meeting or you may vote in advance of the meeting via the Internet, by telephone, or, if you request a paper copy of the proxy materials, by using the proxy card that will be enclosed with those materials. If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice that you received. Those instructions are also available at www.proxyvote.com. You may then access these proxy materials and vote your shares over the Internet or by telephone. The Notice contains a control number that you will need to vote your shares over the Internet or by telephone.
Proxies will be voted as specified. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, including FOR the Proposal, and in accordance with the discretion of the persons appointed as proxies on any other matter properly brought before the meeting. A proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company, by submitting a later dated proxy or by attending the meeting and voting in person.
A majority of the outstanding voting power of our Class A Common Stock and Class B Common Stock entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum. A quorum is needed for any proposal to be adopted.
The affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, represented in person or by proxy at the meeting is required to approve the Proposal.
If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares for the Proposal, which is considered a "routine" matter. Broker "non-votes" will have no effect on the outcome of the Proposal. Abstentions will have the same effect as votes against the Proposal.
Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person, by telephone or other communications, without compensation apart from their normal salaries.
Only holders of record of our Class A Common Stock or Class B Common Stock at the close of business on [•], 2017, are entitled to vote at the meeting. As of [•], 2017, we had outstanding 48,032,202 shares of Class A Common Stock and

13,937,151 shares of Class B Common Stock, and such shares are the only shares entitled to vote at the meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to four votes on each matter to be voted upon at the meeting.

THE PROPOSAL
Approval an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock and Class B Common Stock whereby, each outstanding four (4) shares of the Company's Class A Common Stock and Class B Common Stock, respectively, would be combined into and become one (1) share of the Company's Class A Common Stock or Class B Common Stock, as applicable, and grant authorization to the Board of Directors to determine, in its discretion, whether to implement the Proposed Amendment, including its specific timing.
General
The Board of Directors has unanimously adopted a resolution approving, subject to approval by the Company's stockholders, the Proposed Amendment to the Company's Amended and Restated Certificate of Incorporation, to effect a reverse stock split of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"), at the discretion of the Board of Directors. Under the Proposed Amendment, each outstanding four (4) shares of Common Stock would be combined into and become one share of Common Stock. The effectiveness of the Proposed Amendment will be determined by the Board of Directors in its discretion following the Special Meeting. Approval of the Proposed Amendment will authorize the Board of Directors in its discretion to effect a reverse stock split at the ratio set forth above, or to not effect any reverse stock split. The actual timing for implementation, if any, of the reverse stock split will be determined by the Board. We currently anticipate that if the reverse stock split is approved by stockholders, such reverse stock split would be implemented as soon as practicable thereafter, unless the stock price rebounds and this reverse stock split is no longer needed to maintain our NASDAQ listing.
Purpose of the Reverse Stock Split
The Board believes that a reverse stock split may be desirable and in the Company's best interest for two reasons. First and the primary reason, the Board believes that a reverse stock split may be necessary to maintain the listing of our Class A Common Stock on The NASDAQ Capital Market. Second and a lesser reason, the Board believes that a reverse stock split could improve the marketability and liquidity of our Class A Common Stock by possibly increasing the share price to a level that may allow a broader range of institutions to invest in our stock.
To maintain our listing on The NASDAQ Capital Market. By potentially increasing our stock price, a reverse stock split would reduce the risk that our stock could be delisted from the NASDAQ Capital Market. To continue our listing on The NASDAQ Capital Market, we must comply with NASDAQ Marketplace Rules, which include a minimum bid price of $1.00 per share. On July 1, 2016, we were notified by the NASDAQ Stock Market (“NASDAQ”) that the bid price for the Company’s Class A Common Stock was not in compliance with the minimum bid price requirement of NASDAQ Marketplace Rule 5450(a)(1) (the “Rule”) for continued listing. At that time, NASDAQ gave the Company 180 calendar days, or until December 28, 2016, to regain compliance.
On December 14, 2016, the Company applied to transfer the listing of its stock from the NASDAQ Global Select Market to the NASDAQ Capital Market. The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as the NASDAQ Global Select Market and listed companies must meet certain financial requirements and comply with NASDAQ’s corporate governance requirements.
On December 23, 2016, NASDAQ approved the Company’s transfer application. This transfer was effective at the opening of business on Wednesday, December 28, 2016. The Company’s common stock has continued to trade under the symbol “WSTL.” On December 29, 2016, NASDAQ approved an additional 180 calendar day compliance period to regain compliance with the minimum bid requirement. In the application, the Company stated its intention to cure the deficiency by effecting a reverse stock split, if necessary. The Company has until June 26, 2017, to demonstrate compliance with the minimum bid price requirement for continued listing. If the company is not able to cure the deficiency, NASDAQ would notify the Company that its securities would be subject to delisting. In the event of such a notification, the Company may appeal NASDAQ's determination to delist its securities, but there can be no assurance that NASDAQ would grant the Company's request for continued listing.

The Board of Directors has considered the potential harm to us and our stockholders should NASDAQ delist our Class A Common Stock from The NASDAQ Capital Market. Delisting could adversely affect our brand value and the liquidity of our Class A Common Stock because alternatives, such as the OTC. This market is generally considered to be less efficient with larger bid-ask spreads. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Class A Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Class A Common Stock due to difficulty in accessing the over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. This is our primary reason for the reverse stock split.
As part of its considerations, the Board received advice from the Company's financial advisors and other uncompensated investment banks. The advice of the advisors was also utilized in selection the reverse split ratio.
The Board of Directors believes that a reverse stock split is a potentially effective means for us to maintain compliance with NASDAQ Marketplace Rules and to avoid, or at least mitigate, the likely adverse consequences of our stock being delisted from The NASDAQ Capital Market by potentially producing the immediate effect of increasing the bid price of our stock.
To improve the marketability and liquidity of the Common Stock. The Board of Directors believes that the increased market price of the stock expected as a result of implementing a reverse stock split, while decreasing the number of shares available for trading, could improve the marketability and liquidity of the Class A Common Stock and could encourage interest and trading in the stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our Class A Common Stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Class A Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. This is a second reason but not the primary reason.
Risks of the Proposed Reverse Stock Split
We cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with NASDAQ Marketplace Rules. The Board of Directors expects that a reverse stock split will increase the market price of our shares so that we are able to regain and maintain compliance with the NASDAQ minimum bid price listing standard. However, the effect of a reverse stock split upon the market price of our Class A Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that the per share price of our Class A Common Stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our Class A Common Stock outstanding resulting from the reverse stock split, and the market price per post-reverse stock split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a reverse stock split, the market price of our Class A Common Stock may decrease due to factors unrelated to the stock split. In any case, the market price of our Class A Common Stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of the Class A Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the market price per post-reverse stock split share of our Class A Common Stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including NASDAQ requirements related to the minimum stockholder's equity, the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of round lot holders.
The proposed reverse stock split may decrease the liquidity of our stock by reducing the number of shares available for trading. The liquidity of our capital stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.
In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, because the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete.
Principal Effects of the Reverse Stock Split
Number of Shares of Common Stock and Corporate Matters
The reverse stock split would have the following effects on our Common Stock and securities convertible into or exercisable for shares of our Common Stock:

•
each outstanding four (4) shares of Common Stock owned by a stockholder immediately prior to the reverse split would become one (1) share of Class A Common Stock or Class B Common Stock, respectively, after the reverse split; the number of shares of our Class A Common Stock issued and outstanding would be reduced from approximately [ •] shares to approximately [ •] shares, and the number of shares of our Class B Common Stock issued and outstanding would be reduced from approximately [ •] shares to approximately [ •] shares, respectively; and

•
the number of shares of common stock subject to stock options, restricted stock units, performance share units or similar rights authorized under the Company's equity incentive plans will automatically be proportionately adjusted for the reverse stock split ratio and the number of shares of common stock subject to stock options granted to our directors, officers and employees under such plans, and the per share exercise price of these options, will automatically be proportionately adjusted for the reverse stock split so that the aggregate exercise price thereunder remains unchanged (i.e., the adjusted exercise price times number of options will remain unchanged).

Upon the effectiveness of the reverse stock split, the number of authorized shares of our Class A Common Stock that are not issued and outstanding would increase from approximately [ •] shares to approximately [ •] shares. Upon effectiveness of the reverse stock split, the number of authorized shares of our Class B Common Stock that are not issued and outstanding would increase from approximately[ •] shares to approximately [ •] shares. We will continue to have a total of 109 million authorized shares of Class A Common Stock, 25 million authorized shares of Class B Common Stock and 1 million authorized but unissued shares of Preferred Stock. The per share par value of our Common Stock will not change as a result of the reverse stock split.
The reverse stock split will affect all of our stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common Stock issued and outstanding pursuant to the reverse stock split will remain fully paid and non-assessable.
The Class A Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Class A Common Stock under the Exchange Act. Our Class A Common Stock would continue to be reported on The NASDAQ Capital Market under the symbol "WSTL," although it is likely that NASDAQ would add the letter "D" to the end of the trading symbol for a period of 20 trading days after the effective date of the reverse stock split to indicate that the reverse stock split had occurred.
Cash Payment in Lieu of Fractional Shares
We will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold of record immediately prior to the effective time of the reverse stock split a number of shares not evenly divisible by four (4), will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our Class A Common Stock on the NASDAQ Capital Market or other primary trading market for the Class A Common Stock for the five trading days immediately preceding the effective date of the Proposed Amendment as described below in the first paragraph under "Procedure for Effecting Reverse Stock Split and Exchange of Certificates" below.
The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.
Accounting Matters
The reverse stock split will not affect the total amount of stockholders' equity on our balance sheet. However, because the par value of our common stock will remain unchanged, the components that make up total stockholders' equity will change by offsetting amounts. As a result of the reverse stock split, the stated capital component will be reduced to an amount approximately equal to 1/4 of its present amount, after giving effect to the cash payments in lieu of fractional shares described above, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net income (loss) and net book value per share of our common stock will be increased as a result of the reverse stock split because there will be fewer shares of our Common Stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the reverse stock split.
Potential Anti-Takeover Effects
If the Proposed Amendment is approved by our stockholders and the reverse stock split is implemented, the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of our Board of Directors, including a transaction that may be favored by a majority of our stockholders or in which our stockholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our Board of Directors could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in our Board or such a transaction. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in response to any effort of which we are aware to accumulate the shares of our Common Stock or obtain control of us, nor is it part of a plan by our management to recommend a series of similar amendments to our Board of Directors and stockholders.
Our Board of Directors does not intend to use the reverse stock split as a part of, or first step in, a "going private" transaction pursuant to Rule 13e-3 under the Exchange Act.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If our stockholders approve the Proposed Amendment and the Board of Directors determines that a reverse stock split continues to be in the best interests of the Company and its stockholders, we will file the Proposed Amendment with the Secretary of State of the State of Delaware. The reverse stock split will become effective as of 5:00 p.m. Eastern Time on the date of such filing, which time on such date will be referred to as the "effective time." Except as described above under "Cash Payment in Lieu of Fractional Shares," at the effective time, each four (4) shares of Class A Common Stock and Class B Common Stock, respectively, issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one (1) share of Class A Common Stock or Class B Common Stock (as applicable), and each certificate which, immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.
Our transfer agent, Broadridge Corporate Issuer Solutions, Inc., will act as exchange agent for purposes of implementing the exchange of stock certificates, and is referred to as the "exchange agent." As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares.

Stockholders who hold shares electronically in book-entry form and do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Even if the stockholders approve a reverse stock split, the Company reserves the right not to effect the reverse stock split if in the opinion of the Board of Directors it would not be in the best interests of the Company and its stockholders, such as if the stock price rebounds and this reverse stock split is no longer needed to retain the NASDAQ listing.
No Appraisal Rights
Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the reverse stock split, and the Company will not independently provide stockholders with any such right.
Certain United States Federal Income Tax Consequences
The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our Common Stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult a tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.
Exchange Pursuant to Reverse Stock Split
No gain or loss will be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See "Cash in Lieu of Fractional Shares" below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.
Cash in Lieu of Fractional Shares
A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if the holder's holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations.
Recommendation of the Board of Directors
The Board of Directors deems the Proposal to be in the best interests of the Company and its stockholders and recommends that the stockholders vote "FOR" the Proposal.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY
Directors and Executive Officers
The following table sets forth the beneficial ownership (and the percentages of outstanding shares represented by such beneficial ownership) as of March 13, 2017, of (i) each director, (ii) the individuals named in the "Summary Compensation Table" contained in our 2016 Annual Meeting proxy statement (the "named executive officers" or "NEOs") and (iii) all current directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Persons, who have the power to vote or dispose of Common Stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock.

Name	Number of Class A Shares(1)(2)(3)		Number of Class B Shares (3)		Percent of Class A Common Stock(4)	Percent of Class B Common Stock(4)	Percent of Total Voting Power(4)
Non-Employee Directors
Jeannie H. Diefenderfer	30,000		—		*	—	*
Robert W. Foskett	95,000		13,937,150	(5) (6)	*	100.0%	53.8%
Dennis O. Harris	105,000		—		*	—	*
Robert C. Penny III	60,000		12,951,511	(6)	*	92.9%	50.0%
Cary B. Wood	20,000		—		*	—	*
Mark A. Zorko	20,000		—		*	—	*
Named Executive Officers
J. Thomas Gruenwald	—		—		*	—	*
Thomas P. Minichiello	399,356	(7)	—		*	—	*
Brian T. Brouillette	—		—		*	—	*
Charles S. Bernstein	—		—		*	—	*
Richard E. Good	126,194		—		*	—	*
All Current Directors and Executive Officers as a group (10 Persons)	1,070,696		13,937,150		2.2%	100.0%	54.7%
_________________
* Less than 1%.

(1)
Includes options to purchase shares that are exercisable within 60 days of March 13, 2017, as follows: Mr. Minichiello: 196,666 shares and Mr. Good 73,333 shares; and all current directors and executive officers as a group: 277,499 shares.

(2)
Includes unvested restricted stock awards where the holder has voting rights but not dispositive rights as follows: Ms. Diefenderfer 10,000 shares; Mr. Foskett: 17,500 shares; Mr. Harris: 17,500 shares; Mr. Penny: 17,500 shares; Mr. Wood: 20,000 shares; Mr. Zorko: 20,000 shares; and all current directors and executive officers as a group: 102,500 shares.

(3)
Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis. Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share

(4)	Percentage of beneficial ownership and voting power is based on 48,059,230 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of March 13, 2017.

(5)
Includes 985,639 shares held in trust for the benefit of Mr. Penny’s children for which Mr. Foskett is trustee and has sole voting and dispositive power. Mr. Foskett disclaims beneficial ownership of these shares.

(6)
Includes 12,951,511 shares of Class B Common Stock held in the Voting Trust Agreement dated February 23, 1994, as amended (the “Voting Trust”), among Robert C. Penny III and certain members of the Penny family. Mr. Penny, Mr. Foskett, and Mr. Patrick J. McDonough, Jr. are co-trustees and have joint voting and dispositive power over all shares in the Voting Trust. Messrs. Penny, Foskett and McDonough each disclaim beneficial ownership with respect to all shares held in the Voting Trust in which they do not have a pecuniary interest. For additional information on the Voting Trust, see the Schedule 13D/A filed with the SEC on May 5, 2015. The Voting Trust contains 3,812,829 shares held for the benefit of Mr. Penny and 482,626 shares held for the benefit of Mr. Foskett. The address for Messrs. Penny, Foskett and McDonough is Robert W. Foskett, 1035 Pearl St. #400, Boulder, Colorado 80302.

(7)	20,000 shares are held by IRA.

Certain Stockholders

The following table sets forth certain information with respect to each person known by us to be the beneficial owner of five percent or more of either class of the Company’s outstanding Common Stock, other than Messrs. Penny and Foskett whose information is set forth above. The content of this table is based upon the most current information contained in Schedule 13G filings with the SEC, unless more recent information was obtained.

Name and Address of Beneficial Owner(1)	Number of Class A Shares(2)	Number of Class B Shares(2)	Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(3)
Cove Street Capital 2101 East El Segundo, Suite 302 El Segundo, CA 90245	7,112,664	—	14.8%	—	6.9%
David C. Hoeft 555 California Street, 40th Floor San Francisco, CA 94104	3,836,133	—	8.0%	—	3.7%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	3,672,529	—	7.6%	—	3.5%

(1)
In its capacity as an investment manager, the beneficial owner may be deemed to beneficially own the shares of Class A Common Stock listed in the table. The shares listed in the table are held by the beneficial owner for its own account or for the account of its clients.

(2)
Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis. Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share.

(3)	Percentage of beneficial ownership and voting power is based on 48,059,230 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of March 13, 2017.

PROPOSALS OF STOCKHOLDERS
A stockholder proposal to be included in our Proxy Statement and presented at the 2017 Annual Meeting must be received at our executive offices, 750 North Commons Drive, Aurora, Illinois 60504, no later than April 5, 2017, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.
Stockholders wishing to nominate a director or bring a proposal before the 2017 Annual Meeting (but not include the proposal in our Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive offices in Aurora, Illinois, no later than July 15, 2017, as well as comply with certain provisions of the Company’s bylaws. In order for a stockholder to nominate a candidate for director, such notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholders meeting, the notice for such meeting must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our Proxy Statement.

OTHER MATTERS TO COME BEFORE THE MEETING
The Board of Directors knows of no other business that may come before the annual meeting. However, if any other matters are properly presented to the meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.
By Order of the Board of Directors
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

[•], 2017

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

WESTELL TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following paragraph at the end of Article FIFTH:

(18) Reverse Stock Split. Upon the effectiveness of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation adding this paragraph (the "Effective Time"), each four (4) shares of the Corporation’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and four (4) shares of the Corporation's Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock and Class B Common Stock, respectively, without any further action by the Corporation or the holder thereof. No fractional shares shall be issued. In lieu thereof, cash shall be distributed to each stockholder of the Company who would otherwise have been entitled to receipt of a fractional share of Class A Common Stock or Class B Common Stock and the amount of cash to be distributed shall be based upon the average closing price of a share of Class A Common Stock on the NASDAQ Capital Market or other primary trading market for the Class A Common Stock for the five trading days immediately preceding the Effective Time of this Certificate of Amendment. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock or Class B Common Stock, as the case may be (the “Old Certificates”), shall thereafter represent that number of shares of Class A Common Stock or Class B Common Stock, as the case may be, into which the shares of Class A Common Stock or Class B Common Stock, as the case may be, represented by the Old Certificates shall have been combined (as well as the right to receive cash in lieu of fractional shares as set forth above).

This Certificate of Amendment does not change the number of authorized shares of the Corporation's Class A Common Stock or Class B Common Stock, nor does it change the par value of either class.

SECOND: This Certificate of Amendment shall become effective on [], 2017 at 5:00 p.m.

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the stockholders of the Company entitled to vote.

IN WITNESS WHEREOF, WESTELL TECHNOLOGIES, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this [] day of [] 2017.

WESTELL TECHNOLOGIES, INC.

By:
Name:
Title:

A-1

PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION

WESTELL TECHNOLOGIES, INC.
c/o BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P. O. BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, [•],2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, [•], 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000320512_1 R1.0.1.15

PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION